EXHIBIT 99.1


                       [TRI-COUNTY FINANCIAL CORPORATION LETTERHEAD]


Dear Shareholder:

         I am pleased to report to you the results of operations for Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County for the six months ended June 30, 2005. Net Income for the period was $2,103,450 compared to $1,692,774 during the same period in 2004; a net increase of 24.26%. Total assets increased to $543,354,912 from $505,767,123 at December 31, 2004. Basic earnings per share increased by $.34 to $1.82 per share compared to $1.48 for the six months ended June 30, 2004, an increase of 22.97%.

         Lending accounted for the largest component of the asset growth. Net loans receivable grew by 17.25% to $339,241,609. Our investment portfolio declined by 8.84% or $15,526,551 from the December 31, 2004 level while total deposits grew by 19.36% during the six-month period. Further, short-term wholesale borrowings declined by 30% or $35,419,900. The Bank took advantage of interest rate opportunities and extended its long-term borrowings by 18% or $14,909,487.

         With the expanding economy, the Bank has been reducing its reliance on investments and short-term borrowings and increasing its portfolio of loans, deposits, and longer term funding. These trends reflect the continued focus on expansion of retail assets and liabilities during this phase of the business cycle. It is expected that the level of investment securities held by the Bank will continue to diminish as a percentage of assets over the next several quarters as the wholesale leveraging strategy is replaced by retail growth. Our current capital levels should provide adequate capacity for this migration of the earning assets over time while maintaining a well-capitalized bank status. Community Bank of Tri-County will continue to focus on the southern Maryland area, as we seek to build on our already vibrant retail franchise.

         With your continued support, I am optimistic about the success of the company and its efforts to enhance our shareholders' investment.

                                                  Yours truly,


                                                  /s/ Michael L. Middleton
                                                  ------------------------
                                                  Michael L. Middleton
                                                  President
                                                  Chairman of the Board